EXHIBIT 99.1

NEWS For Immediate Release

Editorial Contact:

Erin Jones

Quest Software

949-754-8032

erin.jones@quest.com

Investor Relations Contact:

Scott Davidson

Quest Software

949-754-8659

scott.davidson@quest.com

QUEST SOFTWARE ANNOUNCES ESTIMATED SECOND QUARTER 2004

REVENUE GROWTH OF APPROXIMATELY 27% AND LITIGATION DEVELOPMENT

IRVINE, Calif., July 6, 2004 – Quest Software, Inc. (Nasdaq: QSFT), a leading provider of application, database and Windows management solutions, today announced preliminary estimated revenues for the quarter ended June 30, 2004. In other corporate matters, the company announced an interim pre-trial development in Quest Software’s defense of copyright and trade secret litigation initiated by Computer Associates International, Inc. (CA).

Financial Data

Quest Software preliminarily estimates that total revenues in the June 2004 quarter were at a record level in the range of $90.0 million to $91.0 million, representing year over year growth of approximately 27% compared to total revenues of $70.84 million in the June 2003 quarter. Management further believes that Quest’s pro forma operating results and pro forma earnings per share in the quarter will be at the high end of previous guidance. If Quest determines that a one-time special charge is appropriate in light of the litigation developments discussed below, GAAP earnings and earnings per share would be significantly reduced by the amount of the charge. Pro forma operating results and earnings per share exclude amortization of acquisition related intangible assets, other compensation charges related to stock options and any litigation special charge. The foregoing estimates are preliminary and are subject to management and independent auditors completing their customary quarterly closing and review procedures.

Quest will release its financial results for the second quarter of 2004 on Wednesday, July 28, 2004 at 1:00 p.m. Pacific Time, followed by a conference call at 2:00 p.m. Pacific Time.

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Quest to Announce Second Quarter 2004 Earnings July 28, 2004

The second quarter 2004 conference call can be accessed via live Web cast through the “Investors” section of Quest Software’s Web site: www.quest.com. A Web cast replay will be available on the same Web site through July 28, 2005. An audio replay of the call will also be available through August 11, 2004 by dialing 888-203-1112 (from the U.S and Canada) or 719-457-0820 (outside the U.S. and Canada), using confirmation code: 255193.

Litigation

As previously disclosed, the litigation with Computer Associates (CA) involves CA’s assertions that Quest Software infringed CA copyrights and misappropriated CA trade secrets in the development of Quest Central for DB2. In October 2003, CA filed a motion seeking to enjoin Quest from using, selling, licensing, distributing, and/or marketing the Quest Central for DB2 products. Quest has received an order issued by the U.S. District Court for the Northern District of Illinois indicating that the Court will grant CA’s motion for a preliminary injunction upon the submission of an appropriate draft order and resolution of bond issues. Quest believes that compliance with a preliminary injunction pending trial will not have a material adverse effect on Quest’s future results of operations, primarily because the products at issue represent 3% to 4% of total revenues and have not been profitable.

“We are studying the Court’s decision and are evaluating an appeal and motion to stay the preliminary injunction pending appeal,” said Mike Vaughn, general counsel, Quest Software. “Although we strongly disagree with the Court’s decision, we will be required to comply with the Court’s order when it is issued.”

About Quest Software, Inc.

Quest Software, Inc. provides software for Application Confidence to 18,000 customers worldwide, including 75 percent of the Fortune 500. Quest products for application, database and Windows management help customers develop, deploy, manage and maintain the IT enterprise without expensive downtime or business interruption. Headquartered in Irvine, Calif., Quest Software can be found in offices around the globe and at www.quest.com.

Quest, Quest Software and Quest Central are registered trademarks of Quest Software, Inc. The Quest Software logo and all other Quest Software product or service names and slogans are registered trademarks or trademarks of Quest Software, Inc. All other trademarks and registered trademarks are property of their respective owners.

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Quest to Announce Second Quarter 2004 Earnings July 28, 2004

Forward Looking Statements

This release and the matters to be discussed during the conference call may include predictions, estimates and other information that might be considered forward-looking statements, including statements concerning our litigation with Computer Associates and the impact of a preliminary injunction relating to the Quest Central for DB2 products currently offered by Quest. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ from those anticipated as a result of various factors, including the impact of economic conditions on our customers, variations in the size and timing of customer orders; the outcome of pending or future litigation; competitive products and pricing; rapid technological change; risks associated with the development and market acceptance of new products; disruptions caused by acquisitions of companies and/or technologies including risks relating to integration of the combined companies; risks associated with international operations; and the need to attract and retain qualified personnel. For a discussion of these and other related risks, please refer to our recent SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

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